Exhibit 10.45

Plan Document

Management Incentive Compensation Plan — FY 2007

Purpose

The Management Incentive Compensation Plan (“MICP” or the “Plan”) is designed to reward select key employees of Vertis, Inc. and any subsidiary corporation (the “Company”) for achieving and exceeding performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating employees to achieve high levels of performance that drive business results.  The Plan is also intended to align participant goals with those of the Company and its shareholders and enables the Company to continue to attract and retain highly qualified employees.  This Plan Document, as it is written, is intended to serve as a reference guide and planning tool with which the Company can further administer the Plan.

Eligibility and Participation

1.1	Members of management designated as managers (or equivalent) and above are eligible to be considered for participation in the Plan, subject to selection and approval as set forth in paragraph 1.2.

1.2

The Administrative Committee, as defined below, for the Plan shall have the authority to identify those eligible employees (“Participants”) who will participate in the Plan for each Performance Period. Participants are generally defined as manager level and above who directly impact the top or bottom line financials of the Company. However, job title alone will not guarantee participation in the Plan.

1.3

The Administrative Committee, in its sole discretion, may also select certain non-manager-level employees to participate in the MICP when those non manager-level employees are able to significantly impact business results.

1.4

Participants who are hired between January 1 and October 1 of the Plan Year are eligible to participate for that Plan Year. Participants hired after October1st are not eligible to participate for that Plan Year. Any payout for a Participant hired after January 1st will be prorated based on the number of months worked, including any months on a Company approved leave of absence, during the Plan Year. Participants hired between the 1st and the 15th of any month will be deemed to have been hired on the 1st of that month. Participants hired between the 16th and the 31st of any month will be deemed to have been hired on the 1st of the following month.

Plan Year, Performance Period and Performance Goals

2.1

The fiscal year of the Plan shall be the calendar year (the “Plan Year”). The performance period in which incentives may be payable under the Plan shall normally be the Plan Year; provided however, that the Administrative Committee shall have the authority to designate alternative performance periods under the Plan (“Performance Period”).

2.2

The Administrative Committee shall establish in writing, with respect to each Performance Period, Vertis-wide performance goals and specific target objectives (“Vertis Performance Goals”). To the extent that Vertis Performance Goals are attained, a method or formula for computing the amount of incentive compensation payable to each participant under the Plan shall be communicated at the beginning of each Performance Period or as soon as administratively possible after the beginning of the Performance Period.

2.3

Other performance goals may be established and may be based upon a particular business unit or participant’s attainment of specific objectives set for the Performance Period (“Individual Objectives”) (the Vertis Performance Goals and the Individual Objectives are collectively referred to as “Performance Goals”).

2.4

Individual Objectives shall be developed for each Participant by the Participant’s supervisor. Individual Objectives will be documented on the appropriate Plan form at the beginning of the Performance Period, or as soon as possible thereafter, copies of which will be given to the Participant and the Administrative Committee. Individual Objectives will be subject to approval by the Administrative Committee or its designee. Individual Objectives may be changed during a performance period to reflect changes in the business or in Company initiatives. To the extent Individual Objectives are changed during a year, the changes will be reviewed with the Participant, and a new form will be completed and sent to the Administrative Committee for approval.

Determination of Incentive Awards

3.1

As soon as practicable following the end of the applicable Performance Period, each Participant will review their performance against their stated Individual Objectives with their supervisor. The Supervisor will provide a report to their appropriate Group Human Resources Director and Business Unit General Manager indicating the Participant’s level of achievement with respect to their Individual Objectives. Following the approval of the Group Human Resources Director and General Manager, each Participant’s Individual Objectives attainment level will be reported to the Corporate Human Resources Department.

3.2

The Chief Financial Officer shall certify in writing to what extent the Company, its subsidiaries, operating divisions or other operating units and the Participants have achieved any established Vertis Performance Goal(s) for the Performance Period(s), including the satisfaction of material terms of the Performance Goals. The Chief Financial Officer shall then provide this information to the Corporate Human Resources Department.

3.3

The Corporate Human Resources Department shall then calculate the amount of incentive for each Participant based upon the formula or method as set out for the applicable Performance Period. Calculated awards shall be presented to the Administrative Committee for final review and approval.

Payment of Incentive Awards

4.1

Approved incentive awards shall be payable by the Company by direct deposit, unless other arrangements are agreed to, to each Participant, or to his/her estate in the event of his/her death. Payments shall be made as soon as possible after the Administrative Committee has approved the awards pursuant to Section 3.3, but no later than two and one-half months following the end of the calendar year in which the applicable Performance Period ended.

4.2

Except as otherwise provided (a) by the Administrative Committee or (b) in any written employment agreement, scheduled retirement, written severance agreement or other written agreement between the Company and a Participant, there shall be no payment of any incentive award to any Participant who is not actively employed or on a Company approved leave of absence as of the end of the Plan Year.

4.3

To be eligible to receive a payout under this policy, the participant must be an employee in good standing with the company. “Good standing” for purposes of this document shall mean that they shall have received a performance rating of at least Proficient as of the date of their most recent performance review or if the review is more than 3 months old, must be currently performing at least in a Proficient manner as of the end of the Plan Year.

4.4	Calculation of payouts, if any, will be based on the Participant’s base salary as of the end of the Plan Year (December 31).

4.5	The Company will deduct from any incentive award any applicable withholding taxes or any amounts owed by the Participant to the Company or any of its subsidiaries.

Other Terms and Conditions

5.1

Except as may be otherwise required by law, incentive awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Incentives awarded under the Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

5.2

Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employment of the Company or any parent, subsidiary or affiliate of the Company or to maintain any Participant’s compensation at any level. Nothing in this Plan shall in any way diminish or limit either party’s right to terminate the employment relationship at any time and for any lawful reason, in its sole discretion.

Administration

6.1

The Administrative Committee is comprised of the Chairman & Chief Executive Officer, Chief Financial Officer, VP Human Resources, Chief Legal Officer, and the Director, Corporate Compensation & Benefits. The Chief Financial Officer is the chair of the Committee.

6.2

The Administrative Committee shall have full power, authority and discretion to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

6.3

The Administrative Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret procedural and administrative issues, and unless the Committee otherwise delegates this authority, the Director, Corporate Compensation & Benefits fulfills this role.

6.4

The Administrative Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

6.5	The Administrative Committee reserves the right to amend or terminate the Plan in whole or in part at any time without advance notice to the Participants.

6.6

To the extent permitted by applicable law, (a) no member of the Administrative Committee shall be liable for any action taken or omitted to be taken or for any determination made in good faith with respect to the Plan, and (b) the Company shall indemnify and hold harmless each member of the Administrative Committee against any reasonable cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Administrator) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of fraud or bad faith.

6.7

The place of administration of the Plan shall be in the State of Maryland, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Maryland.